Exhibit 99.1

FOR IMMEDIATE RELEASE	For More Information Contact
Darrell Lee, CFO/VP
May 7, 2014	763-493-6370 / www.mocon.com

MOCON Announces Increased Revenues for the First Quarter 2014

MINNEAPOLIS, MN, May 7, 2014 – MOCON, Inc. (NASDAQ: MOCO) today reported sales of $15.3 million for the first quarter ended March 31, 2014, an increase of six percent compared to $14.4 million for the same quarter in 2013. The revenue growth was primarily attributed to our Permeation segment which recorded a 17.8 percent increase over the prior year quarter. Net income for the first quarter 2014 was $730,000, or $0.13 per diluted share, compared to net income of $867,000 or $0.15 per diluted share, in the first quarter 2013.

Sales in our Permeation segment increased in the current quarter compared to last year as international shipments of instruments, primarily to Asia and Europe, picked up significantly. Sales in our Package Testing segment were up slightly over the prior year as increased sales of OEM mixers and online instruments were mostly offset by a decline in sales of headspace analyzers and leak detectors. Sales in our Industrial Analyzer segment for the first quarter 2014 were down slightly compared to the prior year first quarter. An increase in sensor sales to new OEM customers, primarily in the Asia Pacific region, was offset by a decrease in sales of instruments to the beverage gas market. Sales to the oil and gas drilling market continued to be strong.

The company-wide gross margin decreased slightly in the first quarter 2014 compared to the prior year – from 55.2 percent to 54.8 percent. This decrease was primarily due to a shift in product mix to a higher percentage of OEM sensors in our Industrial Analyzer segment, which carry a lower margin, and some residual product substitutions relating to the warranty issue discovered in the fourth quarter of 2013 in our Package Testing segment. Selling, general and administrative expenses were higher in the first quarter 2014 compared to the same period last year primarily due to increased headcount and contract labor, as well as higher audit and SOX consulting fees.

“We are pleased to report a six percent growth in revenues for the quarter and encouraged by the fact that overall international sales grew at an 18 percent rate,” said Robert L. Demorest, MOCON President and CEO. “We are committed to improving our bottom line with an emphasis on gross margin growth and a reduction of our operating and administrative expenses as we continue to integrate our Danish acquisition.”

About MOCON

MOCON is a leading provider of detectors, instruments, systems and consulting services to research laboratories, production facilities, and quality control and safety departments in the medical, pharmaceutical, food and beverage, packaging, environmental, oil and gas and other industries worldwide. See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that can be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions. All forward-looking statements speak only as of the date of this press release. MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release. These factors include, but are not limited to, the integration and performance of Dansensor, the terms of our credit agreement including financial covenants included therein, competition and technological change, setbacks in product development programs, order cancellations, dependence on certain key industries, and other factors set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents MOCON files with or furnishes to the Securities and Exchange Commission.

MOCON's shares are traded on the NASDAQ Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.

 MOCON, INC.

SUMMARY CONSOLIDATED FINANCIAL DATA

(in Thousands, Except Per Share Data)

INCOME STATEMENT DATA: (unaudited)

	Quarters Ended March 31,
	2014	2013
Sales
Products	$14,642	$13,742
Consulting services	671	705
Total sales	15,313	14,447

Cost of sales
Products	6,467	6,008
Consulting services	457	462
Total cost of sales	6,924	6,470

Gross profit	8,389	7,977

Selling, general and administrative expenses	6,143	5,603
Research and development expenses	1,125	1,119
Operating income	1,121	1,255

Other income (expense), net	(57)	(104)
Income before income taxes	1,064	1,151

Income tax expense	334	284

NET INCOME	$730	$867

Net income per common share:
Basic	$0.13	$0.16
Diluted	$0.13	$0.15

Weighted average common shares outstanding:
Basic	5,641	5,521
Diluted	5,778	5,677

BALANCE SHEET DATA: (unaudited)

	March 31, 2014	December 31, 2013
Assets:
Cash and marketable securities	$4,463	$4,338
Accounts receivable, net	11,827	12,609
Inventories	7,800	7,471
Other current assets	3,091	3,151
Total current assets	27,181	27,569
Property, plant and equipment, net	5,760	5,727
Investment in affiliated company	3,438	3,442
Goodwill, intangibles and other assets	21,888	21,966

Total assets	$58,267	$58,704

Liabilities and Stockholders’ Equity:
Revolving lines of credit	$3,454	$4,264
Notes payable, current	2,691	2,698
Other current liabilities	10,308	9,973
Total noncurrent liabilities	4,019	4,300
Stockholders’ equity	37,795	37,469

Total liabilities and stockholders’ equity	$58,267	$58,704